                                  UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                            PRIMA ENERGY CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.
   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.
   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                           [PRIMA ENERGY CORPORATION]
                          1099 18TH STREET, SUITE 400
                             DENVER, COLORADO 80202
                                 (303) 297-2100

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 15, 2002

     Notice is hereby given that the Annual Meeting of Stockholders of Prima Energy Corporation, a Delaware corporation, will be convened at 3:00 p.m., Mountain Daylight Time, on Wednesday, May 15, 2002, in the Grand Ballroom, The Oxford Hotel, 1600 17th Street, Denver, Colorado, 80202 for the following purposes:

     1. To elect two (2) directors, as the Class II directors, for the term expiring in 2005 or until their respective successors shall be elected and qualified;

     2. To consider and vote upon a proposal to ratify the selection of Deloitte & Touche LLP to serve as independent auditors of Prima Energy Corporation, for fiscal 2002; and

     3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     Only stockholders of record at the close of business on March 27, 2002 are entitled to notice of and to vote at the meeting.

     Stockholders are cordially invited to attend the meeting in person. Whether or not you plan to be present at the meeting, you are requested to sign and return the enclosed proxy in the enclosed envelope so that your shares may be voted in accordance with your wishes and in order that the presence of a quorum may be assured. The giving of such proxy will not affect your right to vote in person, should you later decide to attend the meeting. Please date and sign the enclosed proxy and return it promptly in the enclosed envelope. Your vote is important.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /S/ SANDRA J. IRLANDO
                                          SANDRA J. IRLANDO
                                          Secretary

Denver, Colorado
April 10, 2002

                                PROXY STATEMENT

                            PRIMA ENERGY CORPORATION
                          1099 18TH STREET, SUITE 400
                             DENVER, COLORADO 80202
                                 (303) 297-2100

                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 15, 2002

                                    GENERAL

     This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors of Prima Energy Corporation (hereinafter the "Company" or "Prima"), Suite 400, 1099 18th Street, Denver, Colorado 80202. The Proxy Statement is to be used at the Annual Meeting of Stockholders (the "Meeting") to be held in the Grand Ballroom, The Oxford Hotel, 1600 17th Street, Denver, Colorado, on Wednesday, May 15, 2002, at 3:00 p.m., for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This Proxy Statement and the enclosed Proxy Card were sent to stockholders on or about April 10, 2002.

     The Company will pay for all expenses for soliciting Proxies, including clerical work, printing and postage. The Company will reimburse brokers and other persons holding stock in their names, or in the name of nominees, for their expenses in sending Proxy materials to principals and obtaining their Proxies. In addition to solicitations by mail, employees and directors of the Company may solicit Proxies personally or by telephone, facsimile or other form of wire or electronic communication. Such persons will receive no additional compensation for such services.

     Shares represented by a properly executed Proxy will be voted at the Meeting and, when instructions have been given by the stockholder, will be voted in accordance with those instructions. If no instructions are given, the stockholder's shares will be voted as recommended by the Board of Directors. A Proxy may be revoked at any time by a stockholder before it is exercised by one of two methods. The stockholder may give written notice to the Secretary of the Company by signing and delivering a Proxy that is dated later. Or if the stockholder attends the Meeting in person, he may either give notice of revocation to the inspectors of election at the Meeting or may vote at the Meeting.

                               QUORUM AND VOTING

     Only stockholders of record at the close of business on March 27, 2002 will be entitled to vote at the Meeting. On that date, there were issued and outstanding 12,728,672 shares of the Company's $0.015 par value common stock ("Common Stock"), entitled to one vote per share. In the election of directors, cumulative voting is not allowed. There are no outstanding shares of preferred stock.

     The only matters that management intends to present at the Meeting are: (a) the election of two directors as Class II directors for the term expiring in 2005; and (b) the ratification of the selection of Deloitte & Touche LLP to serve as independent auditors of Prima for fiscal 2002. If any other matter or business is properly presented at the Meeting, the proxy holders will vote upon it in accordance with their best judgment.

     A majority of the outstanding Common Stock, present in person or by Proxy and entitled to vote, will constitute a quorum for the transaction of business at the Meeting. Under Delaware law and the Company's Certificate of Incorporation, if a quorum is present at the Meeting, the two nominees for election as Class II directors who receive the greatest number of votes cast at the Meeting by the shares present in person or by Proxy and entitled to vote shall be elected as the Class II directors. The affirmative vote by the holders of a majority of the shares of Common Stock present in person or by Proxy at the Meeting and entitled to vote is required to ratify the selection of Deloitte & Touche LLP as the Company's independent auditors for fiscal 2002. In the election of the Class II directors, any action other than a vote for a nominee will have the practical effect of voting against the nominee. Abstention from voting on Proposal 2 on the Proxy Card or on any other matter presented at the Meeting will have the practical effect of voting against any such matter since it is one less vote for approval. Broker nonvotes on any such matter will not be considered "shares present" for voting purposes. At the 2000 and 2001 Annual Meeting of Stockholders, approximately 84% and 88% respectively of the then-outstanding shares of the Company's Common Stock were present in person or by Proxy.

BENEFICIAL OWNERSHIP OF PRIMA'S COMMON STOCK

     The following table sets forth, as of March 22, 2002, the beneficial ownership of Prima's Common Stock (i) by each person or group of persons known by the Company to beneficially own more than 5% of the outstanding Common Stock,
(ii) the nominees as Class II director and each of the directors of Prima, (iii) the executive officers named in the Summary Compensation Table set forth under the caption "Executive Compensation" below, and (iv) the nominees and all directors and executive officers as a group.

                                                              Amount and Nature
                                                                of Beneficial     Percent
Name of Beneficial Owner                                       Ownership(1)(2)    of Class
------------------------                                      -----------------   --------
Richard H. Lewis............................................      2,018,561 (3)     15.2
1099 18th Street, Suite 400,
Denver, CO 80202

Robert G. James.............................................      1,399,077 (4)     11.0
80 Ludlow Drive,
Chappaqua, NY 10514

James R. Cummings...........................................         13,150 (5)        *

Douglas J. Guion............................................        114,995 (6)        *

Catherine James Paglia......................................         14,620 (7)        *

George L. Seward............................................        405,908 (8)      3.2

Neil L. Stenbuck............................................         16,666 (9)        *

Michael J. McGuire..........................................         26,161(10)        *

Michael R. Kennedy..........................................         11,723(11)        *

John H. Carpenter...........................................         12,967(12)        *

All executive officers and directors as a group (11 persons
  including those named above)..............................      2,865,640(13)     21.3

* Indicates less than 1%.
----------------------

(1) Except as stated in the following notes, each person has sole voting and investment powers associated with shares stated as beneficially owned by him.

(2) Beneficial ownership includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options but not deemed outstanding for computing the percentage ownership of any other person.

(3) Includes 553,750 shares purchasable under stock options granted pursuant to Prima Energy Corporation Stock Incentive Plans (the "Employee Plans"), 33,781 shares allocated to Mr. Lewis' account in the Employee Stock Ownership Trust ("ESOT") as a participant in the Employee Stock Ownership Plan ("ESOP"), 35,000 shares owned by a family foundation, 193,565 shares owned by a family limited partnership and 142,692 shares owned by the wife and children of Mr. Lewis. Mr. Lewis disclaims beneficial interest of the shares owned by his wife and children, the family foundation, and the shares owned by the family limited partnership in which he has no pecuniary interest.

(4) The number of shares and nature of beneficial ownership is based on information contained in Schedule 13D and Form 4 filed with the Securities and Exchange Commission. Includes 59,609 shares held by a family foundation. Mr. James disclaims beneficial ownership of the shares held in the foundation.

(5) Includes 4,500 shares purchasable under stock options granted pursuant to the Prima Energy Corporation Non-Employee Directors Stock Option Plan ("the Directors Plan") and 550 shares owned by the daughter of Mr. Cummings. Mr. Cummings disclaims beneficial ownership of the shares owned by his daughter.

(6) Includes 16,875 shares purchasable under stock options granted pursuant to the Directors Plan.

(7) Includes 10,125 shares purchasable under stock options granted pursuant to the Directors Plan.

(8) Includes 16,875 shares purchasable under stock options granted pursuant to the Directors Plan and 540 shares owned by the wife of Mr. Seward. Mr. Seward disclaims beneficial ownership of the shares owned by his wife.

(9) Consists of 16,666 shares purchasable under stock options granted pursuant to the Employee Plans.

(10) Consists of 24,250 shares purchasable under stock options granted pursuant to the Employee Plans, and 1,911 shares allocated to Mr. McGuire's account in the ESOT as a participant in the ESOP.

(11) Includes 9,875 shares purchasable under stock options granted pursuant to the Employee Plans, and 1,623 shares allocated to Mr. Kennedy's account in the ESOT as a participant in the ESOP.

(12) Consists of 5,600 shares purchasable under stock options granted pursuant to the Employee Plans, and 7,367 shares allocated to Mr. Carpenter's account in the ESOT as a participant in the ESOP.

(13) Includes 690,142 shares purchasable under stock options granted pursuant to the Employee Plans, 48,375 shares purchasable under stock options granted pursuant to the Directors Plan and 96,155 shares allocated to the ESOT accounts of individuals who are employee directors or officers of Prima.

                         ELECTION OF CLASS II DIRECTORS
                           (PROPOSAL 1 OF PROXY CARD)

     The Company's Certificate of Incorporation and Bylaws provide that the number of members of the Board of Directors shall be fixed by resolution of the Board. The size of the Board is currently set at six. The Company's Certificate of Incorporation also provides for the classification of the Board of Directors into three classes, as nearly equal in number as possible; all such classes will serve for three years with one class being elected each year. Currently the number of directors in each of the three classes is two. The term of the Class I directors expires at the 2004 Annual Meeting of Stockholders, the Class II directors at this Meeting and the Class III directors at the 2003 Annual Meeting of Stockholders. The Board of Directors intends to submit two nominees (Douglas
J. Guion and Neil L. Stenbuck) at the Meeting as the Class II directors.

     The Company has no nominating or similar committee of its Board of Directors. Therefore, it is the recommendation of the Board of Directors that the Board for the coming year consist of a total of six (6) members. Unless authority is withheld, it is intended that the shares represented by your Proxy will be voted for the election of the nominees (Douglas J. Guion and Neil L. Stenbuck) as the Class II directors. If these nominees are unable to serve for any reason, your Proxy will be voted for such persons as shall be designated by the Board of Directors to replace such nominees. The Board of Directors has no reason to expect that the nominees will be unable to serve.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES FOR CLASS II DIRECTORS, DOUGLAS J. GUION AND NEIL L. STENBUCK.

     Certain information concerning such nominees, as well as the other current directors, is set forth below:

                                                                 Period of Service
                                         Positions with             as Director       Class of
Name                         Age           the Company               or Officer       Director
---------------------------  ---   ---------------------------   ------------------   --------
Richard H. Lewis...........  52    Chairman of the Board,        Since April 1980     III  (3)
                                   Chief Executive Officer,
                                   President

Neil L Stenbuck............  48    Executive Vice President,     Since May 2001       II   (2)
                                   Chief Financial Officer and
                                   Director

James R. Cummings..........  67    Director                      Since August 2000    I    (1)

Douglas J. Guion...........  53    Director                      Since October 1988   II   (2)

Catherine James Paglia.....  49    Director                      Since May 2000       III  (3)

George L. Seward...........  51    Director                      Since April 1980     I    (1)

----------------------

(1) Current term expires in 2004

(2) Current term expires in 2002

(3) Current term expires in 2003

     The following includes additional information concerning the Company's directors, including their business experience:

     Mr. Lewis founded Prima in April 1980 and has served as its Chairman of the Board and Chief Executive Officer since that time. He graduated from the University of Colorado in 1971 with a B.S. degree in Finance and Accounting. From 1971 until 1980, Mr. Lewis was employed as a certified public accountant with Arthur Andersen LLP, international public accounting firm, serving as an audit manager from 1976. Mr. Lewis serves on the Advisory Council to the School of Business at the University of Colorado and is active in various civic and industry organizations. Mr. Lewis served as the natural gas producer appointed representative on a select panel that studied and reported to the Colorado legislature on electric restructuring in Colorado. In 2000, Mr. Lewis was inducted into the Ernst & Young Entrepreneur of the Year Hall of Fame. He is Vice President and serves on the Board of the Colorado Oil & Gas Association, a non-profit trade organization. Mr. Lewis is the Chairman of the Board of Entre Pure Industries, Inc., a privately held company involved in the purified water and ice business.

     Mr. Cummings has been a Director of Prima since August 2000. He served 20 years as a partner with Deloitte & Touche LLP ("Deloitte"). Mr. Cummings' career with Deloitte included serving as Partner-in Charge of the Denver tax department, National Industry Director of the U.S. Energy Resources Group and Partner-in-Charge of the National Special Acquisitions Group. Mr. Cummings served many of Deloitte's national oil and gas and other energy clients on industry, regulatory and tax matters. He also served as engagement partner on several litigation and regulatory engagements. Mr. Cummings has been a frequent speaker and author and has testified before Congressional and Treasury Department hearings involving the oil and gas industry. He has been involved in many professional activities including serving on the Board of the Independent Petroleum Association of America, the Colorado Society of Certified Public Accountants, the Petroleum Accountants Society of Colorado and the Denver Petroleum Club.

     Mr. Guion has been a Director of Prima since October 1988. In 1987, Mr. Guion founded Colorado Energy Minerals, Inc., a privately held oil and gas company owned by him and his family. He co-founded Golden Buckeye Petroleum Corporation in 1980 and served as its Chairman of the Board until that company merged with Prima in 1988. Prior to 1980, Mr. Guion spent 10 years as a co-owner and manager for various geological and geophysical consulting firms and in various other business enterprises, including home building and real estate. Mr. Guion holds a B.S. degree in Geophysical Engineering from the Colorado School of Mines. He is a Registered Professional Engineer, Registered Geophysicist and Certified Petroleum Geologist.

     Ms. Paglia has been a Director of Prima since May 2000. She has been a member of the Board of Directors of Enterprise Asset Management, Inc. since December 1997, and since June 1999 has been working full time managing and overseeing investment opportunities for the privately held investment firm. She has been a director of Strategic Distribution, Inc., a publicly held industrial distribution business, since 1990, and served in various management capacities at the company from January 1989 to April 1997. Ms. Paglia served as Executive Vice President and Chief Financial Officer of Fine Host Corporation, a publicly held contract food service company, from April 1997 to September 1998. From January 1989 to April 1997, Ms. Paglia served as a Managing Director of Interlaken Capital, Inc., a private investment firm, where she managed investment opportunities. From 1982 through 1988, she was employed by Morgan Stanley & Co. Incorporated, serving as a Managing Director in the corporate finance area during the last two years of her tenure. She has a B.A. from Carleton College in Northfield, MN and an M.B.A. from Harvard University.

     Mr. Seward has been a Director of Prima since April 1980. He served as Corporate Secretary from 1980 until 1988. He has been engaged in the farming and ranching business since his graduation from Colorado State University with a B.A. degree in 1972. Since 1975, Mr. Seward has operated Seward Land and Cattle Company, a privately held company, as its majority stockholder and President.

     Mr. Stenbuck has been a Director of Prima since May 2001 and has served as Executive Vice President and Chief Financial Officer of the Company since July 2001. He was previously with Basin Exploration, Inc., where he served as Vice President -- Finance, Chief Financial Officer, Treasurer and a director from 1995 to 2001. Prior to joining Basin, Mr. Stenbuck was with United Meridian Corporation where he served as Vice President -- Capital via the 1994 merger between UMC and General Atlantic Resources, Inc., where he held the same position beginning in 1989. He joined General Atlantic in 1987 as Vice President -- Finance and Accounting. Mr. Stenbuck is a Certified Public Accountant. He received a B.S.B.A. degree in Accounting and Finance from the University of Arizona in 1975.

     Fine Host Corporation, of which Ms. Paglia was Executive Vice President and Chief Financial Officer from April 1997 to September 1998, filed a Chapter 11 petition for reorganization under federal bankruptcy laws in January 1999.

OTHER EXECUTIVE OFFICERS

     The following paragraphs set forth certain information concerning executive officers that are not also directors of the Company:

     Michael J. McGuire, age 51, was named Executive Vice President of Exploration in July 1998. He was with Cities Service Oil Company, Exploration and Production Research, from 1973 to 1978 where he worked on exploration projects worldwide. In 1978, he joined Amoco Production Company, where he managed exploration and development projects throughout the Rocky Mountain states and in Africa. From 1986 to 1998 he operated McGuire Geological Consulting, LLC. Mr. McGuire received a B.S. degree in Geology from the University of Nebraska in 1972 and an M.S. degree in Geology from Oklahoma State University in 1975. He has been involved in many professional industry organizations. Mr. McGuire has served as an Associate Editor of the American Association of Petroleum Geologists. He has also served on the Board of Directors for the Potential Gas Committee and has served as Chairman of the Coalbed Methane Committee and Vice President of the Western Region. He is a Certified Petroleum Geologist. Mr. McGuire is currently a member of the Board of Directors for White Crown Federal Credit Union, Denver.

     Michael R. Kennedy, age 41, joined Prima as Executive Vice President for Corporate Development in July 1998. In May 2001, he became Prima's Executive Vice President of Engineering and Operations. Prior to joining Prima, Mr. Kennedy was employed by Ensign Oil & Gas, Inc. from January 1995 to July 1998 in various capacities, including Vice President -- Asset Development and Corporate Planning. His experience includes serving as General Manager for Martin Exploration from 1992 to 1994, as well as investment banking with San Diego Securities and various engineering capacities with Sun Exploration & Production Company. Mr. Kennedy received a B.S. degree in Petroleum Engineering from Colorado School of Mines, an M.S. degree in Petroleum Engineering from USC, an MBA from Pepperdine University and completed doctoral studies (ABD) in Applied Mineral Economics from Colorado School of Mines. He is a former member of the Board of Directors of the Colorado Oil & Gas Association and a current member of the Board of Directors of the Independent Petroleum Association of Mountain States and the Denver Petroleum Club.

     John H. Carpenter, age 46, joined Prima as Vice President of Marketing in April 1994. Mr. Carpenter has 20 years experience in the oil and gas industry, primarily in the marketing, sales and trading of natural gas. Prior to joining Prima, Mr. Carpenter was a vice president with Barrett Fuels Corporation, a natural gas trading subsidiary of Barrett Resources Corporation, for four years. He also assisted in the initiation of natural gas trading activities for Public Service Company of Colorado in its wholly owned subsidiary, Fuel Resources Development Co., where he worked for eight years and was its manager of marketing. He received his B.A. degree in Journalism and Master of Science in Administration degree, both from the University of Denver.

     Sandra J. Irlando, age 50, has been Prima's Vice President of Accounting since June 1993, Secretary since June 1994 and Controller since 1988. She joined Golden Buckeye Petroleum Corporation in 1985 as Tax Manager and became its Controller in 1987. Prior to joining Golden Buckeye, Ms. Irlando worked as a certified public accountant. She received a B.S.B.A. degree in Accounting from the University of Denver.

     G. Walter Lunsford, age 50, has been Vice President of Land since June 1993. He served as Secretary from October 1988 to June 1994 and was Land Manager of Prima from October 1988 to June 1993. He served as Secretary and Land Manager for Golden Buckeye Petroleum Corporation from 1982 until 1988. Mr. Lunsford received a B.S. degree from Indiana University and is a Registered Professional Landman and member of the American Association of Professional Landmen.

     Gregory R. Vigil, age 36, will join Prima effective May 15, 2002 as Vice President of Corporate Development. From 2000 until late last year, Mr. Vigil was Vice President -- Business Development & Engineering at McMurry Energy Company. From 1999 to 2000, Mr. Vigil served as Director, Business Development & Engineering of McMurry Oil Company. His previous experience includes business development responsibilities with MCNIC Oil & Gas Company and various engineering positions with BP Exploration (Alaska) Inc., Snyder Oil Corporation and a private engineering consulting firm. Mr. Vigil graduated from the Colorado School of Mines in 1988 with a Bachelor of Science in Petroleum Engineering. He is a registered professional engineer in both Colorado and Wyoming and is a member of the Society of Petroleum Engineers.

     All officers of the Company are employed on a full time basis. There are no other arrangements or understandings between any of the directors or officers and any other person pursuant to which he or she was or is to be selected as a director, nominee or officer.

     No family relationship exists between the nominees for Class II director or any of the directors and executive officers of the Company with the exception of Mr. Lunsford, who is the brother-in-law of Mr. Guion. Ms. Paglia is the daughter of Mr. Robert James, who is a greater than 10% stockholder of Prima. Neither the nominees for Class II director nor any of the directors is a director of any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or subject to the requirements of Section 15(d) of that Act, with the exception of Ms. Paglia, who is a director of Strategic Distribution, Inc.

BOARD AND COMMITTEE MEETINGS

     The Board of Directors held six formal meetings during the year ended December 31, 2001. Mr. Stenbuck joined the Board in May 2001. All directors attended at least 75 percent of the aggregate of the total number of meetings of the Board of Directors and the meetings of the Committees described below of which each respective director is a member, for the period during which they were a member. In addition to those meetings, certain business was conducted by unanimous written consent of the Board of Directors. The Company's officers have made a practice of keeping directors informed of corporate activities by personal meetings and telephone discussions and (as indicated above) directors ratify or authorize certain actions of the Company through unanimous written consents.

     The audit committee of the Board of Directors consists of Ms. Paglia, Mr. Cummings and Mr. Seward. Its functions include recommending to the Board of Directors the independent auditors to be employed, discussing the scope of the independent auditors' examinations, reviewing the financial statements and independent auditors' report, soliciting recommendations from the independent auditors regarding internal controls and other matters, establishing guidelines for the Board of Directors review of related party transactions for potential conflicts of interest, making recommendations to the Board of Directors and other related tasks as requested by the Board of Directors. During the year ended December 31, 2001, the committee met formally three times.

     The compensation committee of the Board of Directors consists of Messrs. Cummings, Guion, Seward and Ms. Paglia. The committee has the authority to establish policies concerning compensation and employee benefits for all employees of the Company. The committee reviews and makes recommendations concerning the Company's compensation policies and the implementation of those policies and determines compensation and benefits for executive officers. During the year ended December 31, 2001, the committee met formally two times.

     At present, the Company has no other standing committees.

DIRECTOR COMPENSATION

     Non-employee directors receive an annual retainer, payable quarterly, of $10,000. In addition, non-employee directors receive $1,000 per Board meeting attended. No compensation is paid for attendance at committee meetings or for telephonic meetings. Directors and members of committees of the Board of Directors who are employees of the Company or its affiliates are not compensated for their Board activities. Directors are reimbursed for travel expenses incurred for attending Board and committee meetings.

     The Company has a Non-Employee Directors' Stock Option Plan. The Plan provides for each non-employee director to receive options to purchase 22,500 shares of Prima Common Stock on the effective date of the Plan, or if later, upon election or appointment to the Board of Directors. On each subsequent anniversary date, each non-employee director receives additional stock options to purchase 5,625 shares of Common Stock. The exercise price is the fair market value on the date of grant. The options expire in ten years if not exercised, and vest 20% per year over five years.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information regarding compensation paid or accrued during each of the Company's last three fiscal years, to its Chief Executive Officer and the four executive officers whose salary and bonus exceeded $100,000 for the last fiscal year for services in their capacity as such.

                           SUMMARY COMPENSATION TABLE

                                                 Annual
                                              Compensation        Long-term      All Other
Name and                                   -------------------   Compensation   Compensation
Principal Position                  Year    Salary     Bonus      Options(#)        (2)
------------------                  ----   --------   --------   ------------   ------------
Richard H. Lewis..................  2001   $400,000   $100,000     100,000         $8,500
  President and Chief Executive     2000    373,333    200,000        none          8,000
  Officer                           1999    333,336    350,000        none          8,000

Neil L. Stenbuck(1)...............  2001   $125,000   $ 25,000      50,000           none
  Executive Vice President and      2000        n/a        n/a         n/a            n/a
  Chief Financial Officer           1999        n/a        n/a         n/a            n/a

Michael J. McGuire................  2001   $177,000   $  6,000      10,000         $8,500
  Executive Vice President          2000    167,000     30,000        none          8,000
  of Exploration                    1999    154,000     15,000        none          7,800

Michael R. Kennedy................  2001   $140,000   $ 12,000      10,000         $8,500
  Executive Vice President of       2000    130,000     30,000        none          6,813
  Engineering and Operations        1999    125,000     10,000        none          6,250

John H. Carpenter.................  2001   $ 97,800   $  5,000       3,000         $5,265
  Vice President of Marketing       2000     95,800      7,500        none          4,753
                                    1999     94,000          0        none          4,685

----------------------

(1) Mr. Stenbuck became an officer and employee of Prima July 2001.

(2) Amounts consist of allocations during each of the years under Prima's Employee Stock Ownership Plan ("ESOP"). The ESOP is qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, and is for the benefit of all eligible employees of the Company. Allocations to participants are made annually as of the last day of the plan's year, September 30, and are allocated among the participants in proportion to their eligible compensation for the year. Contributions are payable at a minimum rate of 5% of eligible salaries (consisting of salary, bonus, and, in the case of certain non-officer employees, overtime). Plan participants become fully vested in the ESOP after six years of service to the Company. Mr. Lewis and Mr. Carpenter are both fully vested in the ESOP. Mr. McGuire and Mr. Kennedy are both 40% vested. Mr. Stenbuck was not a participant as of September 30, 2001.

OPTION GRANTS IN 2001

     The table below shows information regarding the grant of non-qualified stock options made to the named executive officers under the Prima Energy Corporation 1993 Stock Incentive Plan and the 2001 Stock Incentive Plan ("Stock Incentive Plans"). The amounts shown for the named executive officers as potential realizable values are based on arbitrarily assumed annualized rates of stock price appreciation of 5% and 10% over the full ten-year term of the options. No gain to the optionee is possible without an increase in stock price above the price on the option grant date, which will benefit all stockholders proportionately. The 5% and 10% assumed rates of appreciation are derived from the rules of the SEC and do not represent the Company's estimate or projection of the future Common Stock price. There can be no assurance that the potential realizable values shown on this table will be achieved.

                                             Individual Grants                    Potential Realizable
                              ------------------------------------------------      Values at Assumed
                                          Percent of                              Annual Rates of Stock
                                         Total Options   Exercise                Price Appreciation For
                              Options     Granted to      Price                        Option Term
                              Granted    Employees In      Per      Expiration   -----------------------
Name                             #           2001         Share        Date          5%          10%
----                          --------   -------------   --------   ----------   ----------   ----------
Richard H. Lewis............  100,000        46.3         $33.25    3/11/2011    $2,091,000   $5,299,000
Neil L. Stenbuck............   50,000        23.1          30.27    5/15/2011       952,000    2,412,000
Michael J. McGuire..........   10,000         4.6          33.25    3/11/2011       209,100      529,900
Michael R. Kennedy..........   10,000         4.6          33.25    3/11/2011       209,100      529,900
John H. Carpenter...........    3,000         1.4          33.25    3/11/2011        62,700      159,000

     The options granted to Messrs. Lewis, McGuire, Kennedy and Carpenter were granted at an exercise price equal to the closing price of the Common Stock on the date of grant and vest at a rate of 20% per year beginning March 12, 2001. The options granted to Mr. Stenbuck were granted at an exercise price equal to the closing price of the Common Stock on the date of grant and vest at a rate of 33 1/3% per year beginning May 16, 2001. Upon a Change of Control of the Company, as defined in the Stock Incentive Plan, all options granted under the plan would become exercisable in full. Options granted are non-transferable except by will or the laws of descent and distribution, may be exercised during the grantee's lifetime only by the grantee and must be exercised no later than ten years from the date of grant. The options expire if not exercised, in most cases, within twelve months of the grantee's death or total and permanent disability, on the effective date of termination of employment or, with the discretion of the Compensation Committee, within three months after normal or early retirement, and are subject to certain other conditions.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUE TABLE

     The following table sets forth information concerning each exercise of stock options during the year ended December 31, 2001 by the Company's Chief Executive Officer and the named executive officers and the fiscal year-end value of unexercised options held by each of them.

                          AGGREGATED OPTION EXERCISES
                        FOR YEAR ENDED DECEMBER 31, 2001
                           AND YEAR-END OPTION VALUES

                                                                                 Value of Unexercised
                         Shares                    Number of Unexercised        In-The-Money Options at
                        Acquired      Value       Options at Year End(#)            Year End($)(2)
                           on        Realized   ---------------------------   ---------------------------
Name                   Exercise(#)    ($)(1)    Exercisable   Unexercisable   Exercisable   Unexercisable
----                   -----------   --------   -----------   -------------   -----------   -------------
Richard H. Lewis.....    30,000      $672,600     533,750        190,000      $9,062,350     $1,357,500
Neil L. Stenbuck.....         0             0           0         50,000               0              0
Michael J. McGuire...    10,000       224,300      22,250         41,500         308,410        436,625
Michael R. Kennedy...    13,125       222,206       7,875         41,500         103,906        415,625
John H. Carpenter....     2,500        62,954       5,000          3,000          88,017              0

----------------------

(1) Value realized equals the fair market value of the Common Stock on the date exercised less the exercise price, times the number of shares exercised. Fair market value is determined by the average of the high and low sales price for the date exercised.

(2) For all unexercised options held as of December 31, 2001, the aggregate dollar value of the excess of the market value of the stock underlying the options over the exercise price of those options. On December 31, 2001, the closing sale price of the Common Stock was $21.75 per share.

                               PERFORMANCE GRAPH

     The following graph shows the changes over the past five year period in the value of $100 invested in: (1) Prima Energy Corporation Common Stock; (2) the NASDAQ Market Index; and (3) a peer group consisting of all the publicly-held companies within SIC code 1311, Crude Petroleum and Natural Gas, consisting of approximately 190 companies. The year-end values of each investment are based on share price appreciation and assume that $100 was invested December 31, 1996 and that all dividends are reinvested. Calculations exclude trading commissions and taxes. The comparison of past performance in the graph is required by the SEC and is not intended to forecast or be indicative of possible future performance of the Company's Common Stock.

                                    [GRAPH]

                                         As of December 31,
                      ---------------------------------------------------------
                       1996      1997      1998      1999      2000      2001
                      -------   -------   -------   -------   -------   -------
Prima Energy
  Corporation.......  $100.00   $129.10   $ 84.54   $160.34   $524.21   $325.76
Peer Group Index....   100.00    101.36     81.19     99.18    125.99    115.60
NASDAQ Market
  Index.............   100.00    122.32    172.52    304.29    191.25    152.46

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Cummings, Guion, and Seward and Ms. Paglia have comprised the compensation committee since May 2001, with Mr. Guion serving as chairperson. None of the committee members were officers or employees of the Company during 2001. No executive officer of the Company serves or served on the compensation committee of another entity during 2001 and no executive officer of the Company serves or served as a director of another entity who has or had an executive officer serving on the Board of Directors of the Company. Mr. Guion is the brother-in-law of Mr. Lunsford, Vice President of Land for the Company. See "Certain Relationships and Related Transactions" below for information regarding a transaction in which both the Company and Mr. Guion participated.

                         COMPENSATION COMMITTEE REPORT

     Under rules established by the Securities and Exchange Commission, the Company is required to provide certain information regarding the compensation of its Chief Executive Officer and other executive officers whose salary and bonus exceed $100,000 per year. Disclosure requirements include a report explaining the rationale and considerations that lead to fundamental executive compensation decisions. The following report has been prepared to fulfill this requirement.

     The Compensation Committee ("Committee") of the Board of Directors sets and administers the policies that govern the annual compensation and long-term compensation of executive officers of the Company. The Committee consists of Messrs. Cummings, Guion, and Seward and Ms. Paglia, none of whom is an employee of the Company. The Committee makes all decisions concerning compensation of executive officers who receive salary and bonus in excess of $100,000 annually, determine the total amount of bonuses to be paid annually and grant all awards of stock options under the Company's Stock Incentive Plans. The Committee's policy is to offer executive officers competitive compensation packages that will permit the Company to attract and retain highly qualified individuals and to motivate and reward such individuals on the basis of the Company's performance.

     At present, the executive compensation package consists of base salary, cash bonus awards and long-term incentive opportunities in the form of stock options and participation in an employee stock ownership plan ("ESOP"). Executive officers participate in the ESOP on the same basis as all Company employees. The Company does not provide any deferred compensation plan, nor does it provide a pension plan, 401K plan or other retirement benefits other than the ESOP.

     Executive salaries are reviewed by the Committee on an annual basis and are set for individual executive officers based on subjective evaluations of each individual's performance, the Company's performance and a comparison to salary ranges for executives of other companies in the oil and gas industry with characteristics similar to those of the Company. This allows the Committee to set salaries in a manner that is both competitive and reasonable within the Company's industry.

     Cash bonuses may be awarded on an annual basis for exceptional effort and performance. The use of a specific formula to evaluate management performance is not employed because it is difficult to define an appropriate formula and it restricts the flexibility of the Committee. The Committee considers the achievements of the Company, specifically including earnings for the year, return on stockholders' equity and growth in proved oil and natural gas reserves, in determining appropriate levels for bonus awards. Following a review of the Company's performance after the close of the 2001 fiscal year, in March of 2002 the Committee determined that cash bonuses should be awarded, set a total dollar limit for the bonus pool and awarded cash bonuses to the Company's Chief Executive Officer and the other named executive officers, based upon their respective contributions to the Company's performance during the year, as assessed by the Committee.

     Stock options may be granted to key employees, including executive officers of the Company. Such stock based awards continue to be an important element of the executive compensation package because they aid in the objective of aligning the key employees' interests with those of the stockholders by giving key employees a direct stake in the performance of the Company. Decisions concerning the granting of stock options are made based upon the individual performance of the executive, his or her level of responsibility, base salary and the number of options already granted to the executive. Options for 216,000 shares were granted to all employees in 2001.

     The compensation of Richard H. Lewis, Chief Executive Officer, consists of the same components as for other executive officers of the Company, and is largely dependent upon the overall performance of the Company and a comparison to compensation being paid by comparable peer companies to their chief executive officers. For the year ended December 31, 2001, the base salary of Mr. Lewis increased approximately 7% to $400,000 from $373,336, due to a salary increase awarded in September 2000. A cash bonus award for 2001 of $100,000 was paid in 2002, compared to $200,000 paid in March 2001. Mr. Lewis was granted options to acquire 100,000 shares of Common Stock in March 2001. The amount of the bonus awarded for 2001 took into account a number of factors concerning the Company's performance. For 2001, the Company reported record revenues, earnings, production and cash flow. However, at year-end 2001, the Company's reserves were lower than reported in the prior year, primarily due to lower product prices in effect at the end of the year.

                  Compensation Committee of the Board of Directors:
                    Douglas J. Guion, Chairperson
                    James R. Cummings
                    Catherine James Paglia
                    George L. Seward

                             AUDIT COMMITTEE REPORT

     The Audit Committee is composed of three non-employee directors. The Board of Directors has made a determination that the members of the Audit Committee satisfy the requirements of the NASD Stock Market as to independence, financial literacy and experience. The Audit Committee operates under a written charter approved by the full Board. The Audit Committee is responsible for providing independent, objective oversight of the Company's accounting functions and internal controls.

REVIEW OF AUDITED FINANCIAL STATEMENTS WITH MANAGEMENT. The Audit Committee has reviewed and discussed the audited financial statements with the management of the Company.

REVIEW OF FINANCIAL STATEMENTS AND OTHER MATTERS WITH INDEPENDENT ACCOUNTANTS. The Audit Committee discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380). The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte & Touche LLP ("Deloitte"), the Company's independent accountants, required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and has discussed with Deloitte the independent accountants' independence.

RECOMMENDATION TO INCLUDE FINANCIAL STATEMENTS IN ANNUAL REPORT. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

AUDIT FEES. The aggregate fees billed by Deloitte for the professional services rendered for the audit of the Company's annual financial statements for the year ended December 31, 2001 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for the year were $73,700.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION AND OTHER
FEES. Deloitte performed no financial information systems design and implementation services, internal audit or tax services during 2001. Deloitte did perform an audit of the Prima Energy Corporation Employee Stock Ownership Plan and Trust during 2001, including preparation of Form 5500. Total fees billed for these services were $15,000. The audit committee has concluded that the provision of these services is compatible with maintaining the accountants' independence.

                  Audit Committee of the Board of Directors:
                    Catherine James Paglia, Chairperson
                    James R. Cummings
                    George L. Seward

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Certain of the Company's directors and executive officers have participated, either individually or through entities which they control, in oil and gas prospects or properties in which the Company has an interest. These participations, which have been on a working interest basis, have been in prospects or properties originated or acquired by the Company. In some cases, the interests sold to affiliated and non-affiliated participants were sold on a promoted basis requiring these participants to pay a portion of the Company's costs. Each of the participations by directors and executive officers is believed to have been on terms no less favorable to the Company than it could have obtained from non-affiliated participants. Such participations create interests that may conflict with those of the Company. It is expected that joint participations with the Company will occur from time to time in the future. All participations by the officers and directors have and will continue to be approved by the disinterested members of the Board of Directors and are subject to standard industry operating agreements.

     At any point in time, there are receivables and payables with officers and directors that arise in the ordinary course of business as a result of participations in jointly held oil and gas properties. Amounts due to or from officers and directors resulting from billings of joint interest costs or receipts of production revenues on these properties are handled on terms pursuant to standard industry joint operating agreements which are no more or less favorable than these same transactions with unrelated parties. No officer or director owed amounts in excess of $60,000 during 2001.

     In June 2000, the Company acquired oil and gas leases covering 26,680 net undeveloped acres from a company controlled by Mr. Guion for a negotiated price of $12 per net acre, or a total of $320,000. Additional acreage in the same general area was subsequently acquired from Mr. Guion under an area of mutual interest agreement, at cost. The aggregate amounts paid for these property interests, including the initial acquisition, totaled $376,000 in 2000 and $290,000 in 2001. All leases acquired were subject to an overriding royalty reserved by Mr. Guion or entities that he controls of 3% or less, depending on the net revenue interest of the leases, proportionately reduced to the working interest acquired. The disinterested members of the Board of Directors approved the transactions.

     The Company is a 6% limited partner in a real estate limited partnership that owns 22 acres of undeveloped land in Phoenix, Arizona. The land was acquired in 1987 and is held by the partnership for investment and capital appreciation. The Company has invested $256,668 in the partnership from inception. No funds have been invested since 1991. One of the general partners of the partnership is a company controlled by the brother of the Company's president. The Company participated on the same basis as the other limited partners. The disinterested members of the Board of Directors approved the transaction.

                              SECTION 16 REPORTING

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Officers, directors, and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) filings.

     Based solely on its review of copies of such forms received by the Company or written representations that no Form 5's were required for those persons, the Company believes that, during the year ended December 31, 2001, its officers, directors, and greater than 10% beneficial owners complied with all applicable filing requirements except as follows. Mr. George L. Seward, a director of Prima, failed to timely file one Form 4 during 2001 reporting the sale of 10,000 shares of Common Stock. The Form 4 was due May 10, 2001 and filed February 20, 2002. Mr. Michael R. Kennedy, an officer of Prima, failed to timely file one Form 4 during 2001 reporting the exercise of stock options and subsequent sale of 8,125 shares of Common Stock. The Form 4 was due December 10, 2001 and filed February 5, 2002.

     PROPOSAL TO RATIFY THE SELECTION OF DELOITTE & TOUCHE LLP AS AUDITORS
                           (PROPOSAL 2 ON PROXY CARD)

     The independent certified public accounting firm of Deloitte & Touche LLP has been engaged by the Company to audit the accounts and financial statements of the Company annually since the Company's inception on April 11, 1980 through December 31, 2001.

     Although Delaware corporate law or the Company's Certificate of Incorporation or Bylaws does not require ratification by stockholders of the appointment of Deloitte & Touche LLP, management feels a decision of this nature should be made with the consideration of the Company's stockholders. If stockholder approval is not received, management will reconsider the appointment.

     It is expected that a representative of Deloitte & Touche LLP will be present at the Meeting and will be given the opportunity to make a statement if he or she so desires. It is also expected that the representative will be available to respond to appropriate questions from stockholders.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2002.

                                 OTHER BUSINESS

     The Board of Directors of the Company is not aware of any other matters that are to be presented at the Meeting, and it has not been advised that any other person will present any other matters for consideration at the Meeting. Nevertheless, if other matters should properly come before the Meeting, the stockholders present, or the person, if any, authorized by a valid Proxy to vote on their behalf, shall vote on such matters in accordance with their judgment.

               DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR
                ANNUAL MEETING SCHEDULED TO BE HELD IN MAY, 2003

     Any proposal by a stockholder to be presented at the Company's Annual Meeting of Stockholders scheduled to be held in May 2003, must be received at the offices of the Company, Suite 400, 1099 18th Street, Denver, Colorado 80202, no later than December 12, 2002 in order to be considered for inclusion in the Company's Proxy Statement and form of Proxy for that meeting.

              ANNUAL REPORTS AND CONSOLIDATED FINANCIAL STATEMENTS

     You are referred to the Company's annual report, including consolidated financial statements, for the year ended December 31, 2001, enclosed herein for your information. The annual report is not incorporated in this Proxy Statement and is not to be considered part of the soliciting material.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /S/ SANDRA J. IRLANDO
                                          SANDRA J. IRLANDO
                                          Secretary

Denver, Colorado
April 10, 2002

PROXY                       PRIMA ENERGY CORPORATION
                          1099 18TH STREET, SUITE 400
                             DENVER, COLORADO 80202

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Richard H. Lewis, Sandra J. Irlando and G. Walter Lunsford as Proxies, or any one of them, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as directed below, all the shares of common stock of Prima Energy Corporation held of record by the undersigned on March 27, 2002, at the Annual Meeting of Stockholders to be held on May 15, 2002, or any adjournment thereof, hereby ratifying and confirming all that said Proxies may do or cause to be done by virtue thereof.

1. ELECTION OF CLASS II DIRECTORS:

[ ] FOR Douglas J Guion, nominee as Class II      [ ] WITHHOLD AUTHORITY to vote for
    Director.                                      Douglas J. Guion, nominee as Class II
                                                  Director.
[ ] FOR Neil L. Stenbuck, nominee as Class II     [ ] WITHHOLD AUTHORITY to vote for
    Director.                                      Neil L. Stenbuck, nominee as Class II
                                                  Director.

2. PROPOSAL TO RATIFY THE SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS OF PRIMA ENERGY CORPORATION FOR FISCAL 2002.

                [ ] FOR         [ ] AGAINST         [ ] ABSTAIN

3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES SET FORTH IN PROPOSAL 1 AND FOR PROPOSAL 2.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign.

When signing as attorney, as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                           PLEASE MARK, SIGN, DATE AND RETURN
                                           THE PROXY CARD PROMPTLY USING THE
                                           ENCLOSED ENVELOPE.

                                           DATED

                                         ------------------------------------- ,
                                           2002

                                           -------------------------------------
                                           Signature

                                           -------------------------------------
                                           Signature, if held jointly